EXHIBIT 99.1
Selected Financial Data
The following table sets forth our summary condensed consolidated financial data for the periods presented below and our earnings per share as adjusted for the stock dividends described below. The summary condensed consolidated financial data as of June 30, 2015 have been derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements include only normal and recurring adjustments, necessary to state fairly the data included therein.
The per-share amounts shown below have been retroactively adjusted to reflect the 5% stock dividend which was paid on September 29, 2015 to stockholders of record on September 16, 2015 (see note (2) below).
Our historical results are not necessarily indicative of the results of operations for future periods, and our results of operations for the six-month period ended June 30, 2015 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2015. You should read the following summary condensed consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the period ended June 30, 2015.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Statement of Operations Data:
Total revenues (1)	$1,591,315	$1,079,921	$1,095,533	$1,137,646	$1,066,546
Operating income	213,388	112,036	154,933	143,321	111,313
Net income attributed to Vector Group Ltd.	36,978	38,944	30,622	75,020	54,084
Per basic common share (2)
Net income attributed to Vector Group Ltd. applicable to common shares	$0.33	$0.38	$0.31	$0.77	$0.56
Per diluted common share (2)
Net income attributed to Vector Group Ltd. applicable to common shares	$0.33	$0.37	$0.31	$0.77	$0.56

Cash distributions declared per common share (2)	$1.47	$1.40	$1.33	$1.27	$1.21

	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2015	2014	2013	2012	2011	2010
Balance Sheet Data:
Current assets	$745,058	$828,654	$542,577	$611,757	$473,856	$494,977
Total assets	1,462,843	1,493,071	1,167,053	1,010,290	860,866	879,981
Current liabilities	230,676	240,903	359,376	167,860	279,313	195,086
Notes payable, embedded derivatives, long-term debt and other obligations, less current portion	1,029,782	1,029,213	633,700	759,074	542,371	647,064
Noncurrent employee benefits, deferred income taxes and other long-term liabilities	204,051	200,903	195,586	162,608	128,212	84,065
Total stockholders' (deficiency) equity	(1,666)	22,052	(21,609)	(79,252)	(89,030)	(46,234)

	For the Three Months Ended						For the Six Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	June 30, 2015	June 30, 2014
Statement of Operations Data:
Total revenues (3)	$416,173	$360,760	$417,590	$419,876	$406,613	$347,236	$776,933	$753,849
Operating income	56,040	43,955	47,374	62,984	60,308	42,722	99,995	103,030
Net income attributed to Vector Group Ltd.	17,868	20,956	11,594	14,879	7,925	2,580	38,824	10,505
Per basic common share (2)
Net income attributed to Vector Group Ltd. applicable to common shares	$0.15	$0.17	$0.10	$0.13	$0.07	$0.02	$0.32	$0.10
Per diluted common share (2)
Net income attributed to Vector Group Ltd. applicable to common shares	$0.15	$0.17	$0.10	$0.13	$0.07	$0.02	$0.32	$0.10

Cash distributions declared per common share (2)	$0.38	$0.38	$0.38	$0.36	$0.36	$0.36	$0.76	$0.73
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(1)	Revenues include excise taxes of $446,086, $456,703, $508,027, $552,965, and $538,328, respectively.

(2)
Per share computations include the impact of 5% stock dividends on September 29, 2015, September 26, 2014, September 27, 2013, September 28, 2012, September 29, 2011, and September 29, 2010, respectively.

(3)	Revenues include excise taxes of $108,912, $97,359, $118,655, $115,323, $109,695, $102,413, $206,271, and $212,108 respectively.